Exhibit (d)(1)
INTERIM INVESTMENT ADVISORY AGREEMENT
          AGREEMENT, entered into as of this 1st day of January, 2006 between Old Mutual Capital, Inc. (the “Adviser”) and Old Mutual Insurance Series Fund (the “Trust”).
          WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company;
          WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
          WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services to each series portfolio of the Trust (the “Portfolios”) and the Adviser is willing to furnish such services to the Portfolios;
          WHEREAS, this agreement is intended to become effective upon the Board of Trustees’ failure to renew and resulting termination of the prior investment advisory agreement with the Trusts’ current investment adviser (the “Prior Investment Advisory Agreement”); and
          WHEREAS, the Trust, the Adviser and the sub-advisers to the Portfolios (“Sub-Advisers”) desire to comply with the provisions of Rule 15a-4 under the 1940 Act.
          NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Trust and the Adviser as follows:
1. APPOINTMENT. The Trust hereby appoints the Adviser to act as investment adviser to the Trust for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.
2. INVESTMENT ADVISORY DUTIES. Subject to the supervision of the Trustees of the Trust, the Adviser will, (a) provide a program of continuous investment management for the Portfolios in accordance with the Portfolios’ investment objectives, policies and limitations as stated in each Portfolio’s Prospectus and Statement of Additional Information included as part of the Trust’s Registration Statement filed with the Securities and Exchange Commission, as they may be amended from time to time, copies of which shall be provided to the Adviser by the Trust; (b) make investment decisions for the Portfolios; and (c) place orders to purchase and sell securities for the Portfolios.
     In performing its investment management services to the Portfolios hereunder, the Adviser will provide the Portfolios with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data, and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Adviser will determine the securities, instruments, repurchase agreements, options, futures and other investments and techniques that the Portfolios will purchase, sell, enter into or use, and will provide an ongoing evaluation of the Portfolios’ investments. The Adviser will determine what portion of the Portfolios’ investments shall be invested in securities and other assets, and what portion, if any, should be held uninvested. The Adviser shall furnish to the Trust adequate (i) office space, which may be space within the offices of the Adviser or in such other places as may be agreed upon from time to time, and (ii) office furnishings, facilities and equipment as may be reasonably required for managing the corporate affairs and conducting the business of the Trust, including complying with the corporate reporting requirements of the various states in which the Trust does business, and conducting correspondence and other communications with the stockholders of the Trust. The Adviser shall employ or provide and compensate the executive, secretarial and clerical personnel necessary to provide such services. Subject to the approval of the Trust’s Board of Trustees (including a majority of the Trustees who are not “interested persons” of the Trust as defined in the 1940 Act) and of the shareholders of the Trust, the Adviser may delegate to a sub-adviser its duties enumerated in Section 2 hereof. The Adviser shall continue to supervise the performance of any such sub-adviser and shall report regularly thereon to the Trust’s Board of Trustees. The Adviser further agrees that, in performing its duties hereunder, it will:
     (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the “Code”), and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;
     (b) use reasonable efforts to manage each Portfolio so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;
     (c) place orders pursuant to its investment determinations for each Portfolio directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in each Portfolio’s Prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;
     (d) furnish to the Trust whatever statistical information the Trust may reasonably request with respect to each Portfolio’s assets or contemplated investments. In addition, the Adviser will keep the Trust and the Trustees informed of developments materially affecting each Portfolio’s investments and shall, on the Adviser’s own initiative, furnish to the Trust from time to time whatever information the Adviser believes appropriate for this purpose;
     (e) make available to the Trust, promptly upon its request, such copies of the Adviser’s investment records and ledgers with respect to the Portfolios as may be required to assist the Trust in its compliance with applicable laws and regulations. The Adviser will furnish the Trustees with such periodic and special reports regarding each Portfolio as they may reasonably request; and

     (f) immediately notify the Trust in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Trust’s Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.
3. ADDITIONAL SERVICES. If the Trust so requests, the Adviser shall also maintain all internal bookkeeping, accounting and auditing services and records in connection with maintaining the Trust’s financial books and records, and shall calculate each Portfolio’s daily net asset value. For these services, each Portfolio shall pay to the Adviser a monthly fee, which shall be in addition to the fees payable pursuant to Section 5 hereof, to reimburse the Adviser for its costs, without profit, for performing such services.
4. ALLOCATION OF CHARGES AND EXPENSES. Except as otherwise specifically provided in this Section 4, the Adviser shall pay the compensation and expenses of all its Trustees, officers and employees who serve as officers and executive employees of the Trust (including the Trust’s share of payroll taxes for such persons), and the Adviser shall make available, without expense to the Trust, the service of its Trustees, officers and employees who may be duly-elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law.
     The Adviser shall not be required to pay any expenses of the Trust other than those specifically allocated to the Adviser in this Section 4. In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trust’s employees as are officers or employees of the Adviser whose services may be involved, for the following expenses of the Trust: organization and certain offering expenses of the Trust (including out-of-pocket expenses, but not including the Adviser’s overhead and employee costs); fees payable to the Adviser and to any other Trust advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses, telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Trust in connection with membership in investment company trade organizations; costs of insurance relating to fidelity coverage for the Trust’s officers and employees; fees and expenses of the Trust’s custodian, any sub-custodian, transfer agent, registrar, or dividend disbursing agent; payments to the Adviser for maintaining the Trust’s financial books and records and calculating the daily net asset value pursuant to Section 3 hereof; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution, sale or redemption of securities issued by the Trust; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Trust for sale, freight, insurance and other charges in connection with the shipment of the Trust’s portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Trust, or of entering into other transactions or engaging in any investment practices with respect to the Trust; expenses of printing and distributing Prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery; any litigation expenses; costs of stockholders’ meetings; the compensation and all expenses (specifically including travel expenses relating to the Trust’s business) of officers, Trustees and employees of the Trust who are not interested persons of the Adviser; and travel expenses (or an appropriate portion thereof) of officers or Trustees of the Trust who are officers, Trustees or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust with respect to matters concerning the Trust, or any committees thereof or advisers thereto.
5. COMPENSATION. The compensation earned under this Agreement is set forth with respect to each Portfolio in Schedule A (attached hereto), which shall not be greater than the compensation the Adviser would have received under the Prior Investment Advisory Agreement. Such compensation will be held in interest-bearing escrow accounts for each Portfolio with the Trust’s custodian bank according to the terms of a separate Escrow Agreement. If a majority of a Portfolio’s outstanding voting securities (as defined in the 1940 Act) approve a new contract with the Adviser by the end of the 150-day period following the Commencement Date (defined in Section 9 below), the amount in such escrow account (including interest earned) will be paid to the Adviser upon the date of such approval by each Portfolio. If a majority of the Trust’s outstanding voting securities do not approve a contract with the Adviser by the end of such 150 day period, the Adviser will be paid, out of the escrow account, the lesser of: (i) any costs incurred in performing the interim contract (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned).
     With respect to the interim investment sub-advisory agreements to be entered into with each separate Sub-Adviser (the “Interim Sub-Advisory Agreements”), the disbursement of the sub-advisory fees provided thereunder shall be made in accordance with the terms of each separate Interim Sub-Advisory Agreement. For the avoidance of doubt, the Trust and not the Adviser shall pay the sub-advisory fees to the Sub-Advisers of the Growth II, Large Cap Growth, Large Cap Growth Concentrated and Technology & Communications Funds and the portions (sleeves) of the Small Cap Growth Portfolio sub-advised by Sub-Advisers that are not affiliated with the Adviser, all in accordance with the respective Interim Sub-Advisory Agreement for such Portfolios.
     As compensation for the services provided and expenses assumed by the Adviser under this Agreement, except for any additional services provided by the Adviser pursuant to Section 3 hereof, each Portfolio will pay the Adviser at the end of each calendar month an advisory fee as set forth in Schedule A hereto. The advisory fee is computed daily as a percentage of each portfolio’s average daily net assets. The “average daily net assets” of a Portfolio shall mean the average of the values placed on the Portfolio’s net assets as of 4:00 p.m. (Eastern time) on each day on which the net asset value of the Portfolio is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Portfolio lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Portfolio shall always be determined pursuant to the applicable provisions of the Trust’s Declaration of Trust and the Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 5, the value of the net assets of the Portfolio as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock

Exchange, or as of such other time as the value of the net assets of the Portfolio’s securities may lawfully be determined, on that day. If the determination of the net asset value of the shares of a Portfolio has been so suspended for a period including any month and when the Adviser’s compensation is payable at the end of such month, then such value shall be computed on the basis of the value of the net assets of the Portfolio as last determined (whether during or prior to such month). If the Portfolio determines the value of the net assets more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 5.
6. BOOKS AND RECORDS. The Adviser agrees to maintain such books and records with respect to its services to the Trust as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Trust and will be surrendered promptly to the Trust upon its request. And the Adviser further agrees that it will furnish to regulatory authorities having the requisite authority, any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Trust are being conducted in accordance with applicable law and regulations.
7. STANDARD OF CARE AND LIMITATION OF LIABILITY. The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the holders of the Trust’s shares in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or to the holders of the Trust’s shares to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement. As used in this Section 7, the term “Adviser” shall include any officers, Trustees, employees or other affiliates of the Adviser performing services with respect to the Trust.
8. SERVICES NOT EXCLUSIVE. It is understood that the services of the Adviser are not exclusive, and that nothing in this Agreement shall prevent the Adviser from providing similar services to other investment companies or to other series of investment companies, or from engaging in other activities, provided such other services and activities do not, during the term of the Agreement, interfere in a material manner with the Adviser’s ability to meet its obligations to the Trust hereunder. When the Adviser recommends the purchase or sale of the same security for a Portfolio, it is understood that in light of its fiduciary duty to the Portfolio, such transactions will be executed on a basis that is fair and equitable to the Portfolio. In connection with purchases or sales of portfolio securities for the account of a Portfolio, neither the Adviser nor any of its Trustees, officers, or employees shall act as principal or agent or receive any commission provided that portfolio transactions for a Portfolio may be executed through firms affiliated with the Adviser, in accordance with applicable legal requirements. If the Adviser provides any advice to its clients concerning the shares of the Trust, the Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Trust.
9. DURATION AND TERMINATION. This Agreement shall commence on the date on which the Prior Investment Advisory Agreement is terminated by the Board of Trustees’ failure to renew such agreement (the “Commencement Date”) and continue until, the sooner of the date: (i) With respect to a portfolio, the date when a new investment advisory agreement is approved by the Trustees and a majority (as defined in the 1940 Act) of a Portfolio’s outstanding voting securities (as defined in the 1940 Act); or (ii) One hundred and fifty (150) days from the Commencement Date. Once an individual Portfolio listed on Schedule A hereto receives approval from a majority of the outstanding voting securities as required by section (i) above, that individual Portfolio will be deemed to have terminated this Agreement and be governed by the new investment advisory agreement. Notwithstanding the foregoing, this Agreement may be terminated as to a Portfolio (a) at any time without penalty by the Trust upon the vote of a majority of the Trustees or by vote of the majority of the Portfolio’s outstanding voting securities, upon ten (10) days’ written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days’ written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act), but not including the assignment referenced in the first sentence of this section.
10. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Trust, and (ii) a majority of the Trustees, including a majority of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.
11. PERSONAL LIABILITY OF TRUSTEES AND SHAREHOLDERS. The parties agree that no Trustee or Shareholder of the Trust shall be personally liable for any debts, liabilities, obligation or expenses incurred by, or contracted for under this Agreement.
12. MISCELLANEOUS.
     (a) This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.
     (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
     (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
     (d) Nothing herein shall be construed as constituting the Adviser as an agent of the Trust.

          IN WITNESS WHEREFORE, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

OLD MUTUAL CAPITAL, INC.		OLD MUTUAL INSURANCE SERIES FUND

By:	/s/ Mark Black	By:	/s/ Dave Bullock

Title:	Chief -Financial Officer	Title:	Chief Executive Officer

INVESTMENT ADVISORY AGREEMENT
SCHEDULE A
     Pursuant to Section 5 of this Agreement, each Portfolio shall pay the Adviser, at the end of each calendar month, compensation computed daily at an annual rate of the Portfolio’s average daily net assets as follows:
Old Mutual Insurance Series Fund

	Base
	Advisory		Advisory Fee
	Fee		Breakpoint Asset Thresholds

		<1B	1-1.5B	1.5-2B	2.-2.5B	>.2.5B
Adviser and Sub-Adviser Compensation
Mid Cap Portfolio	0.85%	0.85%	0.80%	0.75%	0.70%	0.65%
Small Cap Growth Portfolio	0.85%	0.85%	0.80%	0.75%	0.70%	0.65%
Select Value Portfolio	0.65%	0.65%	0.60%	0.55%	0.50%	0.45%
Small Cap Portfolio - Liberty	1.00%	1.00%	0.95%	0.90%	0.85%	0.80%
Ridge Capital sleeve

Adviser Only Compensation (Fund directly pays sub-adviser(s))
Small Cap Portfolio - Eagle Asset	0.35%	N/A	N/A	N/A	N/A	N/A
Management sleeve
Growth II Portfolio	0.35%	N/A	N/A	N/A	N/A	N/A
Large Cap Growth Portfolio	0.35%	N/A	N/A	N/A	N/A	N/A
Large Cap Growth Concentrated Portfolio	0.35%	N/A	N/A	N/A	N/A	N/A
Columbus Circle Technology &	0.35%	N/A	N/A	N/A	N/A	N/A
Communications Portfolio